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                                                                  Exhibit 10.6


                     [IRON MOUNTAIN INCORPORATED LETTERHEAD]



                                            June 27, 2000



Mr. J. Peter Pierce
269 Hilldale Road
Villanova, PA  19085

Dear Peter:

         As we have discussed previously, Iron Mountain Incorporated (the "Company") has elected to terminate your employment without "Cause" as that term is defined in paragraph 9 of the Employment Agreement between you and the Company dated February 1, 2000 (the "Employment Agreement"). We have agreed to the following with respect to your separation of employment:

         1. Your employment with the Company will terminate as of June 30, 2000 (the "Termination Date"). This agreement will become effective upon your execution and non-revocation of this Agreement as provided for in paragraph 5 below (the "Effective Date").

         2. Subject to your execution and non-revocation of this Agreement in accordance with the provisions of paragraph 5 below, and in lieu and complete satisfaction of the payments and benefits provided for in your Employment Agreement in the event of your termination, you will receive the following payments and benefits on the following schedule:

            (a) you will receive severance pay at the annual rate of $325,000.00, and covered car lease payment per month, in each case minus withholdings as required by law, from the Termination Date through and including December 31, 2000, on the Company's normal payroll schedule;

            (b) on January 2, 2001, you will receive a lump sum payment in the amount of $1,002,083.00, minus withholdings as required by law;

            (c) on January 2, 2001, you will receive an additional lump sum payment in the amount of $125,000.00, minus withholdings as required by law, which amount represents a prepayment of premiums associated with any health care coverage you elect to purchase, the balance of your car allowance through January 31, 2004 and a bonus in respect of your services performed on behalf of the Company through the Termination Date;

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Mr. J. Peter Pierce
June 27, 2000
Page 2


            (d) you will be reimbursed for all appropriate business expenses incurred by you in the ordinary course of business prior to the termination of your employment upon submission on or before September 1, 2000 of appropriate documentation of those expenses; and

            (e) you have agreed to return your company leased vehicle on or before December 31, 2000.

         3. After the Termination Date, you will be considered a non-employee director, and will be eligible to receive the same compensation and benefits (including, without limitation, stock options) afforded to other non-employee directors, for so long as you remain a member of the Board.

         4. You will receive separate written notification of your rights under COBRA to continue your participation in the Company's group health insurance plan. Otherwise, effective as of the Termination Date, your right to participate in Company's benefit plans as an employee shall cease. You will be eligible to participate in benefit plans made available to non-employee members of the Board for so long as you remain a member of the Board.

         5. You agree that Company has informed you of your right to consult, and that you should consult, an attorney with respect to this Agreement. You have until twenty-one (21) days from the receipt of this letter to decide whether or not to sign this Agreement. If the Agreement has not been returned to me within twenty-one (21) days of your receipt of this Agreement, this Agreement shall not be valid. In the event that you execute and return this Agreement to me within twenty-one days of the date of its delivery to you, you shall have seven (7) days after executing this Agreement to revoke your execution of this Agreement, which can be accomplished by delivering a written notice of revocation to me before the expiration of the seven (7) day revocation period. This agreement shall not be effective (and Company shall have no obligations hereunder) until the expiration of the seven (7) day revocation period (the "Effective Date").

         6. You acknowledge that the sum total of the payments to be made to you under paragraph 2 of this Agreement is in excess of that to which you were entitled to receive under your Employment Agreement, by law or otherwise.

         7. You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company, its current and former officers, directors, agents, representatives and employees, parent companies, affiliates and subsidiaries (collectively, the "Parties"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, both in law and equity ("Claims"), which you now have or ever had against the Parties. This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical

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Mr. J. Peter Pierce
June 27, 2000
Page 4


Leave Act, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Parties. You also hereby waive any Claim for reinstatement, severance pay, attorney's fees, or costs. You agree that you will not hereafter pursue any individual Claim against the Parties (as defined in this General Release) by filing a claim, complaint or charge with any federal state or local court, any arbitration panel or any administrative agency, for or on account of anything that that is the subject of the General Release; provided, however, that nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement.

         8. This Agreement is intended to operate as a contract under seal and shall be governed by, and enforced and interpreted in accordance with, the law of the Commonwealth of Pennsylvania.

         9. This Agreement constitutes the entire agreement and understanding between you and Company and supersedes all other agreements between you and Company as to the subject matter covered hereby, except as specifically provided otherwise in this Agreement. Except as expressly amended in paragraphs 2 and 3 of this Agreement (relating to the termination of your employment and the payments and benefits provided for in your Employment Agreement in the event of your termination), your and the Company's obligations under your Employment Agreement shall remain in full force and effect. This Agreement (and its attachments) may be modified, altered or amended only by a document signed by you and an authorized representative of the Company.

         10. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, and that you are receiving compensation and benefits hereunder to which you are not otherwise entitled. You also acknowledge that you are not relying on any representations or promises by me or any other representative of the Company concerning the meaning or any aspect of this Agreement.

         If the terms of this Agreement are agreeable to you, please sign, notarize and return one copy of this letter (and any attachments that you are being asked to sign) to me indicating your understanding of this Agreement. The other copy of this Agreement is for your records.

Sincerely,

/s/ C. Richard Reese

C. Richard Reese



Agreed and Accepted:


/s/ J. Peter Pierce                                         9/12/00
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J. Peter Pierce                             Date